Nicor Inc.
Form 8-K
Exhibit 10.06

PERFORMANCE CASH UNIT AGREEMENT
NICOR INC. 2006 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT, entered into as of March 25, 2010 (the "Agreement Date"), by and between Rick Murrell (the "Employee"), and Nicor Inc., an Illinois corporation (the "Company");
WITNESSETH THAT:

WHEREAS, the Company maintains the Nicor Inc. 2010 Long-Term Incentive Program (the "Program"), which is part of the Nicor Inc. 2006 Long-Term Incentive Plan (the “Plan”) and which is incorporated into and forms a part of this Agreement, for the benefit of key executive and management employees of the Company and any Related Company; and

WHEREAS, the Employee has been selected by the Compensation Committee of the Board of Directors of the Company (the "Committee") to receive a Performance Cash Unit award;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee, as follows:

1.  Award.  The Employee is hereby awarded 50,900 Performance Cash Units, effective as of the Agreement Date.

2.  Amount of Payment. Subject to the provisions of this Agreement, the Program and the Plan, the Company shall distribute to the Employee, for each Performance Cash Unit awarded under this Agreement, an amount equal to one dollar times the product of, (1) the number of Performance Cash Units MULTIPLIED BY (2) the Total Shareholder Return Performance Multiplier (as defined below) for the Performance Period (as defined below).

3.  Time of Payment.  Amounts due under paragraph 2 with respect to Performance Cash Units shall be paid as a lump sum cash payment as soon as practicable after the end of the Performance Period; provided, however, if payment is not made by 2 ½ months following the end of the Performance Period, payment will be made no later than December 31 of the calendar year following the end of the Performance Period.  Notwithstanding the foregoing, (i) with respect to Performance Cash Units that vest pursuant to paragraph 7(b) below, amounts due under paragraph 2 with respect to such vested Performance Cash Units will be paid in a lump sum as soon as practicable following the Employee’s death or Disability, as applicable, but in no event later than March 15 of the calendar year following the calendar year in which the Employee dies or becomes Disabled and (ii) any amounts with respect to Performance Cash Units that the Committee determines in its discretion to vest pursuant to paragraph 7(c)will be paid in a lump sum no later than March 15 of the calendar year following the calendar year in which the Committee makes such determination.

4.  Total Shareholder Return.  For purposes of this Agreement, the Total Shareholder Return (TSR) is defined as the three-year total shareholder return of the Company calculated with dividends reinvested, for all shares of common stock of the Company (“Company Stock”) reported for the New York Stock Exchange - Composite Transactions ending on the last day of the Performance Period (or, if Company Stock is not traded on that date, on the next preceding date on which Company Stock is traded).  For purposes of calculating the

TSR: (i) the starting stock price will be an average of the closing prices for the 20 trading days ending on December 31, 2009 and (ii) the ending stock price will be an average of the closing prices for the 20 trading days ending on December 31, 2012.

5.  Performance Period.  For purposes of this Agreement, the Performance Period shall be the period beginning January 1, 2010 and ending December 31, 2012.

6.  Performance Multipliers.  For purposes of this Agreement, the term "Total Shareholder Return Performance Multiplier" for the Performance Period shall be determined in accordance with Exhibit A to this Agreement, provided, however, that, (i) with respect to Performance Cash Units that vest pursuant to paragraph 7(b) below, the Total Shareholder Return Performance Multiplier shall be deemed to be 100% and (ii) if the Committee exercises its discretion to vest all or a portion of the Performance Cash Units in accordance with paragraph 7(c) below, the Total Shareholder Return Performance Multiplier shall be determined in the sole discretion of the Committee.

7.  Vesting.  The Employee shall be vested in and entitled to payment of benefits under this Agreement only as follows:

(a)
If the Employee is continuously employed by the Company and the Related Companies during the period beginning on the Agreement Date and ending on December 31, 2012, the Employee shall be vested in 100% of the Performance Cash Units.

(b)
If the Employee is continuously employed by the Company and the Related Companies through the first anniversary of the Agreement Date, and such employment terminates before January 1, 2013 by reason of the Employee’s Disability (as defined below) or death, the Employee shall be vested in a pro rata portion of the Performance Cash Units based upon the total number of full months the Employee was employed during the Performance Period and the Employee shall immediately forfeit the portion of the Performance Cash Units that does not so vest.

(c)
If the Employee is continuously employed by the Company and the Related Companies through the first anniversary of the Agreement Date, and such employment terminates before January 1, 2013 due to the Employee’s Retirement, the Performance Cash Units or a portion thereof will vest only in the sole discretion of the Committee.

The Employee shall not be vested in or entitled to payment of benefits under this Agreement except as expressly provided in subsections (a), (b) or (c) next above.  Nothing in this paragraph 7 shall be deemed to increase the amount of benefits (if any) payable under this Agreement, as determined without regard to this paragraph 7.

8.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.  Subject to the terms of the Plan, any benefits payable to the Employee under this Agreement that are not paid at the time of the Employee's death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement, to the beneficiary designated by the Employee in writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Employee fails to designate a beneficiary, or if the designated beneficiary of the deceased Employee dies before the Employee or before complete payment of the amounts distributable under this Agreement, the Committee shall, in its discretion, direct that amounts to be paid under this Agreement be paid to:

(a)	one or more of the Employee's relatives by blood, adoption or marriage and in such proportion as the Committee decides; or

(b)	the legal representative or representatives of the estate of the last to die of the Employee and his beneficiary.

9.  Retirement; Disability.  For purposes of this Agreement, the term "Retirement" means:  (a) termination of employment because the Employee has reached normal retirement age of 65 years; or (b) termination of employment because the employee has attained at least age 55 and has at least 10 years of employment with the Company or any Related Companies.  For purposes of this Agreement, the term “Disability” or "Disabled" means the inability of the Employee, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to result in death or can be expected to last for a continuous period of not less than 12 months.

   10.  Transferability.  Performance Cash Units awarded under this Agreement are not transferable except as designated by the Employee by will or by the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may permit Performance Cash Units awarded under this Agreement to be transferred by the Employee for no consideration to or for the benefit of the Employee’s Immediate Family, subject to such limits as the Committee may establish, and the transferee shall remain subject to all terms and conditions applicable to such award prior to such transfer.

11.  Employment.  This Agreement does not constitute a contract of employment, and does not confer on the Employee the right to be retained in the employ of the Company or any Related Company.

12.  Change in Control.   In the event that a Change in Control occurs prior to the end of the Performance Period, Performance Cash Units may be paid out in such manner and amounts as determined by the Committee.

13.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Program and of the Plan, copies of which may be obtained by the Employee from the office of the Secretary of the Company.  In the event of any conflict between any terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

14.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Program and the

Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

15.  Amendment.  This Agreement may be amended by written agreement of the Employee and the Company, without the consent of any other person.  Notwithstanding the foregoing, the Company may in its sole discretion, amend the this Agreement, the Program or the Plan in such manner as it may determine is necessary or desirable either for the Performance Cash Units to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to satisfy the requirements of Section 409A of the Code, provided that no such amendment may change the Program's "performance goals," within the meaning of Section 162(m) of the Code, with respect to any person who is a "covered employee," within the meaning of Section 162(m) of the Code.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be affixed hereto, all as of the Agreement Date.

/s/ RICK MURRELL
Rick Murrell

Nicor Inc.

By:	/s/ RUSS M. STROBEL
Russ M. Strobel
Chairman, President and Chief Executive Officer

Exhibit A

PERFORMANCE CASH UNIT AGREEMENT
NICOR INC. 2006 LONG-TERM INCENTIVE PLAN

Performance Multiplier

The following Schedule shall be used to determine the Performance Multiplier.

Performance Unit Multiplier Schedule
Nicor TSR Ranking	Payout Multiple
90th Percentile or higher	200%
50th Percentile	100%
25th Percentile	25%
Below 25th Percentile	0%

For purposes of this Exhibit A, the percentile of the Nicor Total Shareholder Return shall be the three year total shareholder return of the Company for the Performance Period, as compared to the companies in the Standard and Poor's MidCap 400 Utility group for the Performance Period.  If the Standard and Poor's MidCap 400 Utility group is not available for the entire Performance Period, the Committee shall apply such other measure as it determines to be appropriate to preserve the intent of this Agreement.  For results between performance levels, the Performance Multiplier will be interpolated.